EXHIBIT 99.1
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                              [Hawaiian Letterhead]



         April 1, 2003



         Dear Hawaiian Holdings Shareholder:

         I'm sure many of you have read today's news reports concerning the action Boeing took in Bankruptcy Court late yesterday.

         Needless to say, we were very disappointed in Boeing's drastic action.

         However, I think we need to put this - and future bankruptcy related events - in perspective. As some of you may be aware, Hawaiian Airlines has 60 days in which it has the opportunity to renegotiate its equipment leases. We believe Boeing took this step in order to distract the company and the Court from the real issues at hand. Nevertheless, we expect to continue to work with them towards an agreement that is equitable to all the company's stakeholders.

         As for the tender offer, commenced in May 2002 and made available to all our shareholders, we believe it was both legal and justified. As you well know, six years ago, our investors provided more than $50 million in cash to the company. They supported the reinvestment of additional millions in technology and other infrastructure improvements. Recently, they also encouraged the investment of $1 billion more in new Boeing aircraft, all without any return on their investment. We implemented the tender offer because it was important to compensate all shareholders for their continued support and patience. It was also important in that it assured the company credibility in the investment community, improving our ability to raise additional capital in the future should we need it. At the time we launched the tender offer, the outlook for economic recovery was good and our company had more than $80 million in unrestricted cash. Based on these and other factors, including a review of our overall financial condition, as well as discussions with our advisors, our board of directors authorized the company to proceed with the tender offer.

         Thank you for your continued loyalty and support. We will continue to keep you informed as events occur.

         Sincerely,



         John W. Adams
         Chairman and Chief Executive Officer